                                                                     Exhibit 1.2

              FIRST AMENDMENT TO AGREEMENT TO PURCHASE REAL ESTATE


         This First Amendment to Agreement to Purchase Real Estate ("First Amendment") is made this 29th day of August, 2002, by GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("GPLP"), EAST POINTE VENTURE, LLC, a Delaware limited liability company, BARREN RIVER PLAZA, LLC, A Delaware limited liability company, and RIVER VALLEY VENTURE, LLC, a Delaware limited liability company, (each such company being referred to herein as "Seller" with respect to those properties listed in Schedule 1 owned by it), each having offices at 20 South Third Street, Columbus, Ohio 43215, and 20/20 Management Company, Inc., a Texas corporation ("Purchaser"), having offices at 10210 North Central Expressway, Suite 410, Dallas, TX 75231.

         WHEREAS, Seller and Purchaser have entered into that certain Agreement to Purchase Real Estate dated June 6, 2002 ("Purchase Agreement"); and

         WHEREAS, Seller and Purchaser have agreed to amend the Purchase Agreement in accordance with the terms and conditions of this First Amendment.

         NOW THEREFORE, Seller and Purchaser, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Seller and Purchaser, hereby agree to amend the Purchase Agreement as follows:

         1. Capitalized terms not otherwise defined in this First Amendment shall have the meanings therefor set forth in the Purchase Agreement.

         2. Seller and Purchaser agree that Closing shall take place on August 29, 2002, on only those fourteen (14) Properties listed on the Schedule I attached hereto and made a part hereof ("Fourteen Properties"), and that One Hundred Five Million Nine Hundred Eighty-four Thousand Two Hundred Thirty and no/100 Dollars ($105,984,230.00) of the Purchase Price shall be allocated for such Fourteen Properties. Closing shall occur on or before September 30, 2002, on the remaining nine (9) Properties ("Remaining Properties").

         3. Purchaser hereby exercises its option to extend the Closing Date for the Remaining Properties to September 30, 2002.

         4. Seller and Purchaser agree that Two Million Dollars ($2,000,000.00) of the Deposit currently being held by the Escrow Agent shall be applied to the Closing on the Fourteen Properties, and that One Million Dollars of the Deposit currently being held by the Escrow Agent ("Remaining Deposit") shall continued to be held by the Escrow Agent as earnest money for the Closing on the Remaining Properties.

         5. Seller and Purchaser agree that the Three Million Dollar ($3,000,000.00) credit provided for in Section 2(a) of the Purchase Agreement, and those portions of the Roof Repair Costs attributable to the Fourteen Properties, shall be applied to the Closing on the Fourteen Properties as provided in the settlement statement.

         6. Seller acknowledges that the obligation of Purchaser to Close on the purchase of the Remaining Properties is expressly conditioned upon Purchaser obtaining: (a) the consent of Existing Lender Jackson National Life Insurance Company ("Jackson") to Purchaser's assumption of Jackson's Existing Loan on the Remaining Properties, with substitute collateral acceptable to Purchaser in its reasonable judgment ("Jackson Consent"); or (b) an agreement with Jackson for the pay-off of Jackson's Existing Loan using a yield maintenance formula acceptable to Purchaser in its reasonable judgment ("Jackson Pay-off Agreement"). If Closing on the Remaining Properties does not occur by September 30, 2002, due to the failure of Purchaser to obtain either the Jackson Consent or the Jackson Pay-off Agreement, then the Remaining Deposit shall be refunded to Purchaser. If Closing on the purchase of the Remaining Properties does not occur by September 30, 2002, for any other reason, except a failure by Seller to close, the Remaining Deposit shall be forfeited to Seller.

         7. Except as expressly modified herein, the terms and conditions of the Purchase Agreement remain in full force and effect.

         8. This First Amendment shall inure to the benefit of and be binding upon the parties hereto, and their successors and assigns.

                         [signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

SELLER:

GLIMCHER PROPERTIES LIMITED PARTNERSHIP
a Delaware limited partnership
by Glimcher Properties Corporation, a Delaware corporation its general partner

By: \s:  George A. Schmidt
    ---------------------------------
         George A. Schmidt
         Executive Vice President


EAST POINTE VENTURE, LLC
a Delaware limited liability company
by Glimcher East Pointe, Inc.
a Delaware corporation, its Managing Member


By: \s:  George A. Schmidt
    ---------------------------------
         George A. Schmidt
         Executive Vice President



BARREN RIVER PLAZA, LLC
a Delaware limited liability company
by Glimcher Properties Limited Partnership

a Delaware limited partnership, its sole member by Glimcher Properties Corporation a Delaware corporation, its sole general partner

By: \s:  George A. Schmidt
    ---------------------------------
         George A. Schmidt
         Executive Vice President



RIVER VALLEY VENTURE, LLC
a Delaware limited liability company
by Glimcher River Valley, Inc.
A Delaware corporation

By: \s:  George A. Schmidt
    ---------------------------------
         George A. Schmidt
         Executive Vice President

PURCHASER:

20/20 MANAGEMENT COMPANY, INC.
a Texas corporation

By: \s:  Lawrence B. Vineyard
    ---------------------------------
         Lawrence B. Vineyard
         Vice President

FLAGLER TITLE COMPANY

By: \s:  Roger Gamblin
       ---------------------------------
         Roger Gamblin
Date:
       ---------------------------------

                                   SCHEDULE I

                      14 PROPERTY LIST BY COMMUNITY CENTER
                           FOR AUGUST 29, 2002 CLOSING
                                20/20 MANAGEMENT

COMMUNITY CENTER                         ADDRESS                  GLIMCHER ENTITY            PURCHASING ENTITY
Barren River Plaza                       Glasgow, KY              Barren River Plaza, LLC    RP Barren River, LLC
Cherry Hill Plaza                        Galax, VA                GPLP                       USPG Portfolio One, LLC
Crossroads Centre                        Knoxville, TN            GPLP                       USPG Portfolio One, LLC
Delaware Community Plaza                 Delaware, OH             GPLP                       USPG Portfolio Two, LLC
East Pointe Plaza                        Marysville, OH           East Pointe Venture, LLC   RP East Pointe, LLC
Hunter's Ridge                           Gahanna, OH              GPLP                       USPG Portfolio Two, LLC
Lowe's Altoona                           Altoona, PA              GPLP                       USPG Portfolio One, LLC
Lowe's Brice Road                        Columbus, OH             GPLP                       USPG Portfolio Two, LLC
Mill Run Square                          Hilliard, OH             GPLP                       USPG Portfolio One, LLC
Mt. Vernon Plaza                         Mt. Vernon, OH           GPLP                       USPG Portfolio One, LLC
River Valley Plaza                       Lancaster, OH            River Valley Venture, LLC  RP River Valley, LLC
Springfield Commons                      Springfield, OH          GPLP                       USPG Portfolio One, LLC
Toys R Us                                Springfield, OH          GPLP                       USPG Portfolio One, LLC
Wal-Mart Plaza                           Springfield, OH          GPLP                       USPG Portfolio One, LLC